Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•Registration Statement (Form S-8, No. 333-257942) pertaining to the 2012 Stock Plan, the 2021 Equity Incentive Plan and the Nima Ghamsari Stand-Alone Stock Option Agreement of Blend Labs, Inc.,
•Registration Statement (Form S-8, No. 333-264040) pertaining to the 2021 Equity Incentive Plan of Blend Labs, Inc., and
•Registration Statement (Form S-8, No. 333-270617) pertaining to the 2021 Equity Incentive Plan of Blend Labs, Inc.;

of our report dated March 16, 2023 (except for Notes 1, 3, and 17, as to which the date is March 14, 2024), with respect to the consolidated financial statements of Blend Labs, Inc. incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2023.

/s/ Ernst & Young LLP

San Francisco, California
March 14, 2024